Exhibit 99.3

Unaudited Pro Forma Combined Financial Information

On March 18, 2020, NewLink completed its transaction to merge (the “Merger”) with Lumos in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 30, 2019, by and among NewLink, Cyclone Merger Sub, Inc., and Lumos. Pursuant to the Agreement and Plan of Merger, Cyclone Merger Sub, Inc. merged with and into Lumos, with Lumos surviving as a wholly-owned subsidiary of NewLink.

Immediately after the Merger, former Lumos stockholders own approximately 50% of the outstanding common stock of the combined company, with former NewLink stockholders also owning approximately 50% of the outstanding common stock of the combined company.

Also on March 18, 2020, and prior to the effective time of the Merger, NewLink effected a 1-for-9 reverse stock split of its common stock (the “Reverse Stock Split”). Following the Merger and the Reverse Stock Split, NewLink changed its name to “Lumos Pharma, Inc.”

The following unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the SEC and give effect to the Merger and the Reverse Stock Split. The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under GAAP. For accounting purposes, Lumos is considered to be acquiring NewLink in the Merger. Lumos was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) former Lumos stockholders own approximately 50% of outstanding common stock of the combined company immediately following the closing of the Merger, (ii) the board of directors of the combined company will consist of three members designated by NewLink, three members designated by Lumos and the combined company’s board of directors will unanimously appoint a seventh member and (iii) the combined company will be led by Lumos’s chief executive officer and chief scientific officer with other current members of senior management to include both Lumos and NewLink. For the purpose of these unaudited pro forma condensed combined financial statements, management of NewLink and Lumos have determined a preliminary estimated purchase price, calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. Further, the Merger is to be accounted for as an asset acquisition rather than a business combination because the assets acquired and liabilities assumed from NewLink do not meet the definition of a business as defined by ASC 805, Business Combinations as NewLink does not contain the processes in place to generate outputs. The net assets acquired and liabilities assumed in connection with the Merger are recorded at their estimated acquisition date fair values. A final determination of these estimated fair values will be based on the actual net assets of NewLink that exist as of the date of completion of the Merger.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Merger took place on December 31, 2019 and combines the historical balance sheets of NewLink and Lumos as of December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 assume that the Merger took place as of January 1, 2019 and combines the historical results of NewLink and Lumos for the year ended December 31, 2019, respectively. The historical financial statements of NewLink and Lumos, which are provided (or incorporated by reference) elsewhere in this Form 8-K/A, have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. Unless otherwise noted herein, all references to share amounts, including loss per share amounts, give effect to the Reverse Stock Split.

Exhibit 99.3

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value of assets acquired and liabilities assumed. Differences between these preliminary estimates and the final fair value of assets and liabilities acquired may occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount of cash used by NewLink’s operations between the balance sheet date of December 31, 2019 and the closing of the Merger; the timing of the closing of the Merger; and other changes in NewLink’s assets and liabilities that occur prior to the Merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had NewLink and Lumos been a combined company during the specified period. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the NewLink and Lumos historical audited financial statements for the years ended December 31, 2019 and 2018, respectively, which are included or incorporated by reference in this Form 8-K/A.

Exhibit 99.3

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2019

(in thousands, except per share information)

	NewLink Historical	Lumos Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Current assets
Cash and cash equivalents	$90,549	$4,952	$-		$95,501
Prepaid expenses and other current assets	3,046	117	-		3,163
Current income tax receivable	69	-	-		69
Other receivables	755	-	-		755
Total current assets	94,419	5,069	-		99,488
Non-current assets:
Property and Equipment	9,423	238	(7,790)	D	1,871
Less accumulated depreciation and amortization	(7,790)	(154)	7,790	D	(154)
Property and Equipment, net	1,633	84	-		1,717
Right-of-use-asset	735	373	-		1,108
Economic interest in Priority Review Voucher (PRV)	-	-	87,920	D	87,920
Other Intangible assets	-	-	426	D
	-	-	(426)	G	-
Total assets	$96,787	$5,526	$87,920		$190,233
Current liabilities
Accounts payable	$475	$365	$-		$840
Accrued expenses	10,198	709	1,827	E,F	12,734
Income taxes payable	11	-	-		11
PRV-related asset owed to Merck	-	-	35,720	D	35,720
Current portion of lease liability	1,100	189	-		1,289
Current portion of notes payable	43	-	-		43
Total current liabilities	11,827	1,263	37,547		50,637
Long-term liabilities
Authority	6,000	-	-		6,000
Lease liability	82	191	-		273
Deferred tax liability	-	-	9,500	D	9,500
Total long-term liabilities	6,082	191	9,500		15,773
Total liabilities	17,909	1,454	47,047		66,410
Series B redeemable convertible preferred stock	-	41,631	(41,631)	A	-
Series A redeemable convertible preferred stock	-	21,904	(21,904)	A	-
Shareholders’ equity
Blank check preferred stock	-	-	-		-
Common Stock	374	1
			30	A
			(1)	B
			12	B
			(332)	K	84
Additional paid in capital	413,959	213
			63,505	A
			(11)	B
			(334,001)	C
			43,126	D
			332	K
			(1,454)	J	185,669
Treasury stock	(1,454)	-	1,454	J	-
Accumulated deficit	(334,001)	(59,677)
			334,001	C
			(1,641)	E
			(186)	F
			(426)	G	(61,930)
Total shareholders’ equity	78,878	(59,463)	104,408		123,823
Total liabilities and shareholders’ equity	96,787	(58,009)	151,455		190,233
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$96,787	$5,526	$87,920		$190,233

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Exhibit 99.3

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2019

(in thousands, except per share information)

	NewLink Historical	Lumos Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Operating Revenues:
Grant revenue	$-	$-	$-		$-
Licensing revenue	936	-	-		936
Total revenue	936	-	-		936
Operating Expenses:
Research and development expenses	22,205	5,669	-		27,874
General and administrative expenses	23,865	4,147	(3,671)	H	24,341
Total operating expenses	46,070	9,816	(3,671)		52,215
Loss from operations	(45,134)	(9,816)	3,671		(51,279)
Other income and expense:
Miscellaneous expense	(19)	-	-		(19)
Interest income	2,226	111	-		2,337
Interest expense	(50)	-	-		(50)
Total other income, net	2,157	111	-		2,268
Net loss before taxes	(42,977)	(9,705)	3,671		(49,011)
Income tax expense	(12)	-	-		(12)
Net loss	$(42,989)	$(9,705)	$3,671		$(49,023)
Basic and diluted loss per share	$(10.37)	-	$-		$(5.83)
Basic and diluted average shares outstanding	4,143,834		4,270,206	I	8,414,040

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Exhibit 99.3

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(in thousands, except per share information)

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on Lumos’ and NewLink’s historical consolidated financial statements as adjusted to give effect to the reverse merger and the Reverse Stock Split. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 give effect to the Merger as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Merger as if it had occurred on December 31, 2019. The historical financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company’s results. The Merger was accounted for as an asset acquisition rather than a business combination because the operations acquired, and liabilities assumed by Lumos do not meet the definition of a business as defined by ASC 805, Business Combinations as NewLink does not contain the processes in place to generate outputs. The net assets to be acquired in connection with the Merger were recorded at their estimated acquisition date fair values as of December 31, 2019. Unless otherwise noted, all extra period to share amounts, including loss per share amounts, give effect to the Reverse Stock Split.

The pro forma adjustments described below were based on management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from NewLink based on preliminary estimates of fair value. The final purchase consideration and the allocation of the purchase consideration may differ from that reflected in the unaudited pro forma combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the Merger.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions, or other restructurings that could result from the Merger.

Exhibit 99.3

Note 2 – Estimated Consideration and Preliminary Purchase Price Allocation

The estimated fair value of the net assets of NewLink on a pro forma basis on December 31, 2019, including the fair value of acquired intangible assets not previously reflected on NewLink’s balance sheet, after giving effect of accruals of costs expected to be incurred in connection with the merger was $122.0 million. As NewLink’s assets were predominately comprised of cash offset by current liabilities, the pro forma carrying value of NewLink’s net assets is considered to be the best indicator of the fair value and, therefore, the preliminary estimated purchase price as of December 31, 2019. The estimated preliminary purchase price at the Merger closing date will change due to the amount of cash used by NewLink’s operations after December 31, 2019 through the closing of the Merger on March 18, 2020 and other changes in the NewLink assets and liabilities that occur through the completion of the Merger. The preliminary purchase price assigned a value to the assets and liabilities acquired based on the accumulated cost of the acquisition and allocated based on the acquired assets and liabilities relative fair value. Given the cost of the acquisition was computed based on the fair value of the net assets acquired, the relative fair values assigned equate to the computed fair values of the acquired assets and liabilities.

The preliminary acquired net assets of NewLink based on their pro forma estimated fair values as of December 31, 2019 are as follows (in thousands):

Assets acquired:
Cash and cash equivalents	$90,549
Prepaid and other current assets	3,870
Property and equipment	1,633
Economic interest in Priority Review Voucher (PRV)	87,920
Other intangible assets	426
Other non-current assets	735
Total assets acquired	185,133
Liabilities assumed:
Accounts payable	475
Accrued expenses and other current liabilities	11,352
PRV-related liability owed to Merck	35,720
Royalty obligation payable to Iowa Economic Development Auhority	6,000
Deferred tax liability	9,500
Other long-term liabilites	82
Total liabilities assumed	63,129
Total net assets acquired	$122,004

The allocation of the estimated purchase price is preliminary because the determination of  the fair values of assets acquired and liabilities assumed is not complete. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the Merger and will be based on the fair values of the assets acquired and liabilities assumed as of March 18, 2020, the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined financial statements.

Exhibit 99.3

Note 3 – Unaudited Pro Forma Adjustments

A.
To reflect the conversion of all Lumos preferred stock to NewLink common stock in connection with the Merger. The conversion ratios were set per the Merger Agreement and adjusted for the 9-to-1 reverse stock split. Lumos Series B redeemable convertible preferred stock was converted at a ratio of 1-for-0.199634 shares of common stock. Lumos Series A redeemable convertible preferred stock was converted at a ratio of 1-for-0.087362 shares of common stock.

B.
To reflect the conversion of Lumos common stock to NewLink common stock in connection with the Merger, using the conversion ratio set per the Merger Agreement adjusted for the 9-to-1 reverse stock split, at a conversion ratio of 1-for-0.130831 shares of common stock.

C.	To reflect the elimination of NewLink’s historical accumulated deficit.

D.
To reflect the fair values of the NewLink assets and liabilities acquired by Lumos. The fair value of the economic interest in priority review voucher (PRV) relates to the fair value expected to be received upon the monetization of the PRV. On January 3, 2020, Merck, NewLink’s licensee, notified NewLink that the Federal Drug Administration (FDA) issued Merck a PRV relating to the approval of ERVEBO® (Ebola Zaire Vaccine, Live). Under the terms of the Merck Agreement, on February 4, 2020, Merck assigned all of its rights and interests in connection with the PRV to NewLink. NewLink is entitled to 60 percent of the value of the PRV obtained through sale, transfer or other disposition of the PRV, with 40 percent to be payable to Merck upon completion of the sale.  NewLink intends to sell the PRV in the open market. NewLink does not intend to use the PRV for any purpose other than sale in the open market for cash consideration. Management computed the fair value using an estimated transaction price of $87.8 million, less expected taxes and fees. The 40 percent ownership owed to Merck is separately reflected as a liability in the pro forma condensed combined balance sheet. NewLink used an estimated transaction price of $87.8 million based on the mid-point of the range using the first and third quartile transaction values of six publicly disclosed transactions of $87.8 million to $107.5 million, respectively, since 2018. This reflects the most current observable inputs as of December 31, 2019 and trends in the market of PRVs and accounts for the decline in the transaction values since the peak sale of $350.0 million in 2015. The timing of the sale of the PRV may be impacted by the COVID-19 pandemic, however, for the valuation at December 31, 2019, no adjustments to timing were made. The fair values of the NewLink assets did not attribute any value to future royalties that NewLink might be entitled to receive under the Merck Agreement or from other assets because management did not believe that any such royalties would be paid in the foreseeable future, if ever.

The deferred tax liability reflects the potential tax liability owed on the PRV, net of the amount owed to Merck, and adjusted for net operating loss carryforwards not limited by Section 382 limitations that NewLink anticipates it will be able to use against the income as of the Merger Date.

E.	To record NewLink’s estimated transaction costs, which include legal and advisory fees other transaction related fees that were not incurred as of December 31, 2019

F.	To record Lumos’s estimated transaction costs, which include legal and advisory fees other transaction related fees that were not incurred as of December 31, 2019

G.	To record the research and development costs for the in-process research and development acquired from NewLink that has no future alternative use.

Exhibit 99.3

H.	To reflect elimination of transaction costs, which include legal and advisory fees and other transaction related fees that were incurred for the year ending December 31, 2019.

I.
Adjustment reflects the 4,270,206 additional shares of NewLink common stock issued as part of the Merger at the exchange ratios defined within the agreement adjusted for the Lumos weighted average number of shares of common stock outstanding during the period adjusted based on the exchange ratios for NewLink common stock. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. NewLink’s historical loss per share of $1.15 as of December 31, 2019 was based on basic and diluted average shares outstanding of 37,294,505. After giving effect of the 1-for-9 reverse stock split, NewLink’s historical loss per share was $10.37 and basic and diluted average shares outstanding was 4,143,834.

The tables below reflect the pro forma adjustments (in thousands, except share and per share data):

The tables below reflect the pro forma adjustments (in thousands, except share and per share data):

Pro Forma Year Ended December 31, 2019
Pro forma net loss	$(49,023)
Basic and diluted net loss per share	(5.83)
Basic and diluted weighted average shares outstanding	8,414,040

The calculation of pro forma basic and diluted weighted average shares is as follows:

Pro Forma Year Ended December 31, 2019
Basic and diluted weighted average shares:
NewLink historical weighted average shares outstanding	4,143,834
Lumos historical weighted average number of shares outstanding, converted using defined exchange ratios	4,270,206
Pro forma basic and diluted weighted average shares outstanding	8,414,040

J.	To reflect the elimination of 12,778 shares of NewLink treasury stock and 1,350,000 shares of Lumos treasury stock that were cancelled in connection with the merger.

K.	To reflect the Reverse Stock Split on NewLink common shares outstanding.